Rhinebeck Bancorp, Inc. Reports Results for the Quarter and Year Ended December 31, 2020

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Rhinebeck Bancorp, Inc.

Poughkeepsie, New York, February 3, 2021 /PRNewswire/ Rhinebeck Bancorp, Inc. (the “Company”) (NASDAQ: RBKB), the holding company of Rhinebeck Bank (the “Bank”), reported net income for the three months ended December 31, 2020 of $2.3 million ($0.21 per basic and diluted share), compared with $1.7 million ($0.16 per basic and diluted share) for the comparable prior year period, which was an increase of $604,000, or 34.7%. Net income for the year ended December 31, 2020 was $5.9 million ($0.55 per basic and diluted share), compared with $6.0 million ($0.56 per basic and diluted share for the year ended December 31, 2019, a decrease of $46,000, or 0.8%.  Our significantly increased provision expense, due to the negative impacts of the COVID-19 pandemic, was the single largest reason for the decrease in earnings year over year. Increased gain on sales of loans had a significant positive impact on our net income quarter over quarter and for the year.

COVID-19 Impact

Loan Deferrals.  We continue working with borrowers through this challenging economic environment. Over the year ended December 31, 2020, the Bank had approved 2,095 loan deferrals totaling $122.6 million, not including 138 loans, totaling $24.5 million, previously sold in the secondary market and serviced for others. As of that date, 90.5% of the Bank-owned loans, with balances of $117.7 million, performed in accordance with their contractual terms. The majority of the modifications granted to customers expired during the third quarter of 2020, and at December 31, 2020, we had 194 loans totaling $40.2 million of remaining deferrals outstanding and all were performing in accordance with their contractual terms. Pursuant to the CARES Act, these loan deferrals are not included in our non-performing loans disclosed below.

Paycheck Protection Program.

We continue participating in the Paycheck Protection Program (“PPP”) passed by Congress as a stimulus response to the potential negative economic impacts of COVID-19. The program discontinued accepting new loan applications on August 8, 2020 and was reopened January 11, 2021. As of December 31, 2020, we had received 695 applications for $92.8 million of loans under the PPP. We received SBA approval for 674 applications totaling $92.0 million and all had been funded. As of December 31, 2020, there were $75.4 million of PPP loans outstanding.

Other financial highlights:

●	Total assets grew $154.9 million, or 15.9%, to $1.13 billion at December 31, 2020 from $973.9 million at December 31, 2019.

●	Net loans increased $80.3 million, or 10.1%, to $873.8 million at December 31, 2020 from $793.5 million at December 31, 2019.

●	Our allowance for loan losses as a percent of total gross loans increased 58 basis points to 1.33% at December 31, 2020 from 0.75% at December 31, 2019.

●	Total deposit balances were $929.4 million at December 31, 2020, increasing $156.0 million, or 20.2%, from $773.3 million at December 31, 2019.

●	Our efficiency ratio improved 9.3%, falling to 66.19% for the fourth quarter of 2020 from 72.98% for the same quarter of 2019. Our efficiency ratio improved 8.7%, falling to 67.29% for the year ended December 31, 2020 from 73.73% for the year ended December 31, 2019.

President and Chief Executive Officer Michael J. Quinn said, "This past year presented challenges not seen in our lifetimes and I am proud of our staff’s response to the crisis. We were able to pivot to a work from home environment while meeting the challenges of processing a large number of PPP loan requests and achieving a 15.9% increase in assets along with a 20.2% increase in deposits. Our efficiency ratio improved by 8.7% year over year driven by increases in net interest and noninterest income. During the year, we were able to maintain a net interest margin of 3.56%, which while down 20 basis points year over year, did show signs of improvement during the fourth quarter of 2020 despite the continuing low-rate environment. I am happy to say that efforts to expand in Orange County have progressed with expected branch openings in early 2021.”

Income Statement Analysis

Net interest income increased $1.8 million, or 21.2%, to $10.1 million for the three months ended December 31, 2020, from $8.3 million for the three months ended December 31, 2019. Net interest income for 2020 increased $4.1 million, or 12.8%, to $36.4 million compared to $32.2 million for the prior year. The increase was primarily driven by higher interest-earning asset balances and the favorable impact of lower rates on deposit and borrowing costs, which was partially offset by lower yields on earning assets primarily as a result of the addition of the lower-yielding PPP loan balances. This large addition of PPP loans was the primary reason our net interest margin declined 20 basis points to 3.56% for the year ended December 31, 2020 compared to 3.76% for 2019. The net interest margin increased 15 basis points to 3.80% for the three months ended December 31, 2020 from 3.65% for the same period in 2019 as efforts to reduce interest expense were realized.

We recorded a provision for loan losses of $1.4 million for the fourth quarter of 2020 as compared to $450,000 for the comparable prior year period. The provision was $7.1 million for the year ended December 31, 2020, an increase of $4.7 million, or 190.2% as compared to the year ended December 31, 2019. The increase in the provision was mainly attributable to the significant negative impact of the change in both quantitative and qualitative factors reflecting the diminished economic environment and the resultant increased financial risk for the Bank’s borrowers, which, more than likely, will lead to some credit quality deterioration. The increase in our loan loss allowance related to the economic environment was based, in major part, on the number of loans that had their payments deferred which increases the risk of defaults.

Net charge-offs for the quarter ended December 31, 2020 totaled $362,000 compared to $2.4 million for the respective period in 2019. For the year ended December 31, 2020, net charge-offs were $1.5 million, a decrease of $1.7 million, or 53.7%, when compared to the comparative 2019 period. The decreases were specifically due to two large commercial real estate loans totaling $1.8 million that became impaired and were partially charged off in the fourth quarter of 2019.

Non-interest income totaled $2.9 million for the three months ended December 31, 2020, an increase of $1.4 million, or 96.5%, from the comparable period in the prior year. The increase was primarily due to an increase in the net gain on the sale of loans, which increased $915,000, or 196.8%, a gain from the sale of other real estate owned of $456,000 and a $169,000 increase in investment advisory income. The gain was partially offset by a $112,000 decrease in service charges on deposit accounts. Non-interest income increased $2.7 million, or 47.5%, to $8.3 million for the year ended December 31, 2020. In the year ended December 31, 2020, net gain on the sale of loans increased $2.6 million, or 221.3%, sales of other real estate owned increased $498,000 and investment advisory income increased $344,000, or 36.4%. These increases were offset by a $548,000 decrease in service charges on deposit accounts and a $219,000 decrease in other non-interest income due primarily to the increased amortization on mortgage servicing rights. The Bank sold $95.0 million of loans in 2020 compared to $48.0 million of loans in 2019 as the favorable rate environment encouraged refinancing. The increases in advisory income resulted as money flowed into the market and as investors took interest in the safety of annuities. The decrease in service charges on deposit accounts was primarily due to a decrease in overdraft fees and reduced transaction activity due to regulatory restrictions and the pandemic.

For the fourth quarter of 2020, non-interest expense totaled $8.6 million, an increase of $1.4 million, or 20.2%, over the comparable 2019 period.  The increase was primarily due to an increase in salaries and benefits of $568,000, which was primarily attributable to annual merit increases, production incentives and employee benefit expense increases. The increased expense also reflected an increase in professional fees of $194,000 as legal and consulting fees increased, and a $512,000 increase in other non-interest expense. For the year ended December 31, 2020, non-interest expense totaled $30.1 million, an increase of $2.1 million, or 7.7%, over 2019. Salaries and benefits increased $1.2 million, or 7.5%, which was primarily attributable to annual merit increases, production incentives and employee benefit expense increases. FDIC deposit insurance increased $319,000, or 66.7%, due to an assessment credit received in the prior year, professional fees increased $262,000 as legal and consulting fees increased, and other noninterest expense increased $409,000, or 8.6%. The increase in other noninterest expense was primarily due to an initial estimated reserve of $350,000 for potential consumer compliance issues in the Bank’s indirect automobile portfolio. However, additional reserves in the future may be required.

Balance Sheet Analysis

Total assets were $1.13 billion at December 31, 2020, representing an increase of $154.9 million, or 15.9%, from $973.9 million at December 31, 2019. Cash and due from banks increased $81.5 million from December 31, 2019, to $93.5 million, primarily due to an increase in deposits held at the Federal Reserve Bank of New York. Net loans increased $80.3 million, or 10.1%, and included $74.2 million of outstanding SBA PPP loan balances, an increase of $16.0 million, or 4.3%, in our indirect automobile portfolio and an increase of $15.4 million, or 5.7%, in commercial real estate loans.  Excluding PPP loan balances, commercial and industrial loans decreased $10.7 million, or 11.8%.  Other assets also include the right-of-use asset (“ROUA”) of $6.3 million at December 31, 2020 due to the current year adoption of the Accounting Standards Update 2016-02, Leases (Topic 842).

Past due loans increased $403,000, or 2.3%, between December 31, 2019 and December 31, 2020 finishing at $18.0 million, or 2.1% of total loans, from $17.6 million, or 2.2% of total loans, at year-end 2019. During the same timeframe, non-performing assets decreased $3.9 million or 37.4%, to $6.5 million due to the reduction of non-accrual loans and the sale of several foreclosed properties totaling $2.9 million in 2020. Our reserve as a percentage of total gross loans was 1.33% at December 31, 2020 as compared to 0.75% at December 31, 2019.

As of December 31, 2020, total liabilities increased $148.3 million, or 17.2%, to $1.01 billion, mainly due to a $156.0 million increase in deposits due to the inflow of cash from PPP loans and an apparent flight to safety as some investors may have fled the stock market volatility. The lease liability, which offsets the ROUA, was $6.3 million at December 31, 2020 and also contributed to the increase. A decrease of $15.6 million in Federal Home Loan Bank advances partially offset the increase in the other liabilities.

Stockholders' equity increased $6.6 million to $116.5 million at December 31, 2020, primarily due to net income of $5.9 million and a $1.2 million increase in the net unrealized gain on available for sale securities. The Company's ratio of average equity to average assets was 10.56% for the year ended December 31, 2020 and 11.42% for the year ended December 31, 2019.

About Rhinebeck Bancorp

Rhinebeck Bancorp, Inc. is a Maryland corporation organized as the mid-tier holding company of Rhinebeck Bank and is itself the majority-owned subsidiary of Rhinebeck Bancorp, MHC. The Bank is a New York chartered stock savings bank which provides a full range of banking and financial services to consumer and commercial customers through its eleven branches and two representative offices located in Dutchess, Ulster, Orange, and Albany counties in New York State. Financial services including comprehensive brokerage, investment advisory services, financial product sales and employee benefits are offered through Rhinebeck Asset Management, a division of the Bank.

Forward Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank.  Forward-looking statements include statements regarding anticipated future events or results and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as "believe", "expect", "anticipate", "estimate", "intend", “predict”, “forecast”, “improve”, “continue”, "will", "would", "should", "could", or "may".  Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative, accounting and regulatory changes that could adversely affect the Company’s financial condition and results of operations and the business in which the Company and the Bank are engaged.

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and whether the gradual reopening of businesses will result in a meaningful increase in economic activity. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; our wealth management revenues may decline with continuing market turmoil; our cyber security risks are increased as the result of an increase in the number of employees working remotely; and FDIC premiums may increase if the agency experiences additional resolution costs.

Accordingly, you should not place undue reliance on forward-looking statements. Rhinebeck Bancorp, Inc. undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

The Company's summary consolidated statements of income and financial condition and other selected financial data follow:

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Interest and Dividend Income
Interest and fees on loans	$11,214	$9,979	$42,215	$38,255
Interest and dividends on securities	343	695	2,133	2,671
Other income	11	9	47	60
Total interest and dividend income	11,568	10,683	44,395	40,986
Interest Expense
Interest expense on deposits	1,242	2,009	6,671	6,989
Interest expense on borrowings	276	382	1,348	1,750
Total interest expense	1,518	2,391	8,019	8,739
Net interest income	10,050	8,292	36,376	32,247
Provision for loan losses	1,433	450	7,138	2,460
Net interest income after provision for loan losses	8,617	7,842	29,238	29,787
Noninterest Income
Service charges on deposit accounts	571	683	2,276	2,824
Net realized loss on sales and calls of securities	—	(29)	(29)	(69)
Net gain on sales of loans	1,380	465	3,762	1,171
Increase in cash surrender value of life insurance	90	98	380	398
Net gain from sale of other real estate owned	456	—	498	—
Other real estate owned income	—	9	—	28
Gain on disposal of premises and equipment	—	—	13	—
Investment advisory income	346	177	1,288	944
Other	54	71	115	334
Total noninterest income	2,897	1,474	8,303	5,630
Noninterest Expense
Salaries and employee benefits	4,492	3,924	16,797	15,631
Occupancy	932	859	3,545	3,490
Data processing	359	337	1,399	1,340
Professional fees	593	399	1,648	1,386
Marketing	186	198	506	666
FDIC deposit insurance and other insurance	184	161	797	478
Other real estate owned expense	74	12	154	123
Amortization of intangible assets	10	10	42	43
Other	1,739	1,227	5,177	4,768
Total noninterest expense	8,569	7,127	30,065	27,925
Income before income taxes	2,945	2,189	7,476	7,492
Provision for income taxes	601	449	1,559	1,529
Net income	$2,344	$1,740	$5,917	$5,963

Earnings per common share:
Basic	$0.21	$0.16	$0.55	$0.56
Diluted	$0.21	$0.16	$0.55	$0.56

Weighted average shares outstanding, basic	10,737,777	10,715,956	10,729,596	10,707,776
Weighted average shares outstanding, diluted	10,768,167	10,715,956	10,739,841	10,707,776

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition (Unaudited)

(Dollars in thousands, except share and per share data)

	December 31,
	2020	2019
Assets
Cash and due from banks	$93,485	$11,978
Available for sale securities (at fair value)	102,933	114,832
Loans receivable (net of allowance for loan losses of $11,633 and $5,954, respectively)	873,813	793,471
Federal Home Loan Bank stock	2,787	3,435
Accrued interest receivable	3,819	2,903
Cash surrender value of life insurance	18,877	18,457
Deferred tax assets (net of valuation allowance of $1,760 and $1,202, respectively)	3,703	2,255
Premises and equipment, net	18,839	18,338
Other real estate owned	139	1,417
Goodwill	1,410	1,410
Intangible assets, net	199	241
Other assets	8,825	5,209
Total assets	$1,128,829	$973,946
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Noninterest bearing	$244,344	$179,236
Interest bearing	685,020	594,107
Total deposits	929,364	773,343

Mortgagors’ escrow accounts	8,494	8,106
Advances from the Federal Home Loan Bank	50,674	66,304
Subordinated debt	5,155	5,155
Accrued expenses and other liabilities	18,643	11,156
Total liabilities	1,012,330	864,064

Stockholders’ Equity
Preferred stock (par value $0.01 per share; 5,000,000 authorized, no shares issued)	—	—
Common stock (par value $0.01 per share; 25,000,000 authorized, 11,133,290 issued and outstanding)	111	111
Additional paid-in capital	46,038	45,869
Unearned common stock held by the employee stock ownership plan ("ESOP")	(3,928)	(4,146)
Retained earnings	78,069	72,152
Accumulated other comprehensive loss:
Net unrealized gain (loss) on available for sale securities, net of taxes	993	(195)
Defined benefit pension plan, net of taxes	(4,784)	(3,909)
Total accumulated other comprehensive loss	(3,791)	(4,104)
Total stockholders’ equity	116,499	109,882
Total liabilities and stockholders’ equity	$1,128,829	$973,946

Rhinebeck Bancorp, Inc. and Subsidiary

Selected Ratios (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019

Performance Ratios (1):

Return on average assets (2)	0.84%	0.72%	0.55%	0.65%
Return on average equity (3)	8.02%	6.32%	5.17%	5.73%
Net interest margin (4)	3.80%	3.65%	3.56%	3.76%
Efficiency ratio (5)	66.19%	72.98%	67.29%	73.73%
Average interest-earning assets to average interest-bearing liabilities	142.37%	137.49%	140.37%	137.50%
Total gross loans to total deposits	94.32%	102.09%	94.32%	102.09%
Average equity to average assets (6)	10.45%	11.43%	10.56%	11.42%

Asset Quality Ratios:
Allowance for loan losses as a percent of total gross loans	1.33%	0.75%	1.33%	0.75%
Allowance for loan losses as a percent of non-performing loans	183.63%	66.74%	183.63%	66.74%
Net (charge-offs) recoveries to average outstanding loans during the period	(0.04)%	(0.31)%	(0.17)%	(0.43)%
Non-performing loans as a percent of total gross loans	0.72%	1.13%	0.72%	1.13%
Non-performing assets as a percent of total assets	0.57%	1.06%	0.57%	1.06%

Capital Ratios (7):
Tier 1 capital (to risk-weighted assets)	12.72%	12.13%	12.72%	12.13%
Total capital (to risk-weighted assets)	13.97%	12.83%	13.97%	12.83%
Common equity Tier 1 capital (to risk-weighted assets)	12.72%	12.13%	12.72%	12.13%
Tier 1 leverage ratio (to average total assets)	9.95%	10.84%	9.95%	10.84%

(1)	Performance ratios for the three months ended December 31, 2020 and 2019 are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents non-interest expense divided by the sum of net interest income and non-interest income.
(6)	Represents average equity divided by average total assets.
(7)	Capital ratios are for Rhinebeck Bank only. Rhinebeck Bancorp, Inc. is not subject to the minimum consolidated capital requirements as a small bank holding company with assets less than $3.0 billion.

SOURCE Rhinebeck Bancorp, Inc.

Related Links

http://www.Rhinebeckbank.com